EXHIBIT 99.1

News Release

Investor Contact: Bev Fleming 312-444-7811 Beverly_Fleming@ntrs.com	Media Contact: Doug Holt 312-557-1571 Doug_Holt@ntrs.com

http://www.northerntrust.com

Northern Trust Receives Authority To Repay U.S. $1.576 Billion

Chicago, June 9, 2009 — Northern Trust Corporation (Nasdaq: NTRS) announced today that it received authority from the federal government to redeem $1.576 billion in preferred shares issued to the U.S. Department of the Treasury under the TARP Capital Purchase Program. Northern Trust also plans to give notice to the U.S. Department of the Treasury of its intention to purchase a related warrant in accordance with standardized terms of the preferred share issuance agreement.

“Northern Trust is one of the best capitalized major banks in the industry and will remain so following our exit from the TARP Capital Purchase Program,” Northern Trust President and Chief Executive Officer Frederick H. Waddell said. “We supported the Capital Purchase Program as an important element in restoring stability to the U.S. financial system and acknowledge the taxpayers’ support of the financial system during these difficult times. Now we are pleased to return this capital in the best interests of our shareholders, clients, employees and taxpayers.”

Northern Trust manages its balance sheet portfolio conservatively, and maintains capital levels that are more than adequate for its risk profile. In April, Northern Trust became one of the first major banks in the Capital Purchase Program to successfully access public equity and long-term debt markets, raising $836 million by the issuance of common shares and $500 million of senior notes. Northern Trust has not issued any debt under the FDIC’s Temporary Liquidity Guarantee Program or any other federal guarantee program.

As of March 31, 2009, Northern Trust’s tangible common equity / tangible assets ratio was 5.9 percent compared to a median of 4.6 percent at the 20 largest U.S.-based banks. Accounting for redemption of the preferred shares and the issuance of common shares in April, Northern Trust’s tangible common equity / tangible assets ratio would have been 6.9 percent.

Northern Trust continues to make high-quality loans to support creditworthy households and businesses. As of March 31, 2009, Northern Trust’s loan portfolio totaled $30.4 billion – 14 percent more than at the same time last year.

Upon redemption of the preferred shares Northern Trust will have paid the government a 5 percent annualized return.

About Northern Trust

Northern Trust Corporation (Nasdaq: NTRS) is a leading provider of investment management, asset and fund administration, fiduciary and banking solutions for corporations, institutions and affluent individuals worldwide. Northern Trust, a financial holding company based in Chicago, has a network of 85 offices in 18 U.S. states and has international offices in 15 locations in North America, Europe, the Middle East and the Asia-Pacific region. As of March 31, 2009, Northern Trust had assets under custody of US$2.8 trillion, and assets under investment management of US$522.3 billion. Northern Trust, founded in 1889, has earned distinction as an industry leader in combining exceptional service and expertise with innovative products and technology. For more information, visit http://www.northerntrust.com.

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